Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES THIRD QUARTER RESULTS

MEDWAY, MA, October 18, 2011— Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment, today reported results for its third quarter ended September 24, 2011. Net sales for the third quarter of 2011 were $33.5 million compared to $29.2 million for the corresponding 2010 period. The Company reported a net loss for the third quarter of 2011 of $.3 million, or $0.02 per diluted share, compared to a net loss of $15,000, or $0.00 per diluted share, reported for the corresponding 2010 period.

For the nine months ended September 24, 2011, net sales were $97.1 million compared to $83.0 million for 2010. The loss for the nine months ended September 24, 2011 was $.5 million, or $0.03 per diluted share, compared to a net loss of $1.1 million, or $0.07 per diluted share, for 2010.

The 2011 results include additional litigation charges of $1.4 million and $3.0 million for the quarter and nine months ended September 24, 2011, respectively, related to the Barnhard product liability judgment, primarily related to interest that is accruing at the annual rate of 9% on the judgment. As previously reported, the Company has filed an appeal of this judgment and enforcement of the judgment has been stayed during the continuance of the appellate process. Oral arguments before the Appellate Division of the New York Supreme Court are scheduled for the end of October and the Company believes that a decision on the appeal by the Appellate Division is likely within several months.

Cybex Chairman and CEO John Aglialoro stated, “Our most recent quarter is the fourth consecutive quarter of year-over-year sales growth. The sales increases are driven by both North America and International sales and across most product lines.”

President and COO Art Hicks stated, “Our latest treadmill models have sold well and I am optimistic that our new product panel displays that will be produced in Q4 will prove to be popular. We have strengthened the marketing and sales teams adding people and resources and will continue to build the Cybex brand.”

The Company will hold a conference call today at 4:30 p.m. ET. If you cannot participate in the call but wish to listen to it, you may login at Cybex’s website at www.cybexintl.com. Under the category Company, click on Press, scroll to bottom and select Q3 Earnings Release Conference Call.

About Cybex

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The Cybex product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, Cybex fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on Cybex and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to the resolution of litigation involving the Company, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, and economic conditions. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2010, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 14, 2011.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010

Net sales	$33,478	$29,235	$97,054	$83,023
Cost of sales	21,728	18,742	63,053	53,559

Gross profit	11,750	10,493	34,001	29,464
As a percentage of sales	35.1%	35.9%	35.0%	35.5%
Selling, general and administrative expenses	10,404	10,505	30,818	30,294
Litigation charge	1,362	—	3,005	—

Operating income (loss)	(16)	(12)	178	(830)
Interest expense, net	240	281	781	983

Loss before income taxes	(256)	(293)	(603)	(1,813)
Income tax expense (benefit)	22	(278)	(149)	(689)

Net loss	$(278)	$(15)	$(454)	$(1,124)

Basic and diluted net loss per share	$(0.02)	$(0.00)	$(0.03)	$(0.07)

Shares used in computing basic and diluted net loss per share	17,120	17,120	17,120	17,120

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 24, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$9,904	$7,030
Accounts receivable, net	17,954	18,806
Inventories	13,523	11,060
Prepaid expenses and other	1,434	1,574
Barnhard litigation related receivable	16,255	15,904

Total current assets	59,070	54,374
Property and equipment, net	28,214	29,693
Other assets	508	1,347

	$87,792	$85,414

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$1,520	$1,520
Accounts payable	5,375	3,913
Accrued expenses	13,107	12,856
Barnhard litigation reserve	65,782	62,696

Total current liabilities	85,784	80,985
Long-term debt	13,149	14,289
Other liabilities	4,110	5,150

Total liabilities	103,043	100,424
Stockholders’ equity (deficit)	(15,251)	(15,010)

	$87,792	$85,414

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